Exhibit 99.1

McKESSON REPORTS FISCAL 2005 FOURTH-QUARTER
AND FULL-YEAR RESULTS

•	Fourth-quarter revenues of $20.6 billion, up 15%, and full-year revenues of $80.5 billion, up 16% .

•	Fourth-quarter net income of $259.0 million, up 21%, and fourth-quarter diluted EPS of 85 cents, up 16%.

•	Full-year net loss of $156.7 million or 53 cents per share, including third-quarter securities litigation charge of $810.0 million after-tax.

•	Full-year diluted EPS of $2.19, level with prior year, excluding securities litigation charge.

•	Annual cash flow from operations of $1.5 billion.

•	Fiscal 2006 outlook: Diluted EPS of $2.25 to $2.40 per share.

     SAN FRANCISCO, May 5, 2005 – McKesson Corporation (NYSE: MCK) today reported that revenues for the fourth quarter ended March 31, 2005, were $20.6 billion, an increase of 15%. Fourth-quarter net income was $259.0 million, an increase of 21%, and diluted earnings per share were 85 cents, an increase of 16%.

     For the full fiscal year, McKesson had revenues of $80.5 billion, an increase of 16%. For the year, McKesson had a net loss of $156.7 million or 53 cents per share including the previously announced after-tax charge of $810.0 million associated with the agreement to settle the company’s consolidated securities class action and reserves for remaining related cases. Excluding the securities litigation charge, net income for the year was $653.3 million, an increase of 1%, and earnings per diluted share was $2.19, equal to last year.

     “McKesson’s excellent fourth quarter results reflect outstanding performance by our Pharmaceutical Solutions segment, which had a 36% increase in operating profit from a year ago,” said John H. Hammergren, chairman and chief executive officer. “I’m pleased that our annual EPS results were strong, despite the ongoing evolution in our pharmaceutical distribution business begun during the year.”

     “Our performance demonstrates that following the lack of pharmaceutical price increases in our second quarter, we rapidly developed and executed a plan to smoothly and collaboratively transition our agreements with pharmaceutical manufacturers to deliver acceptable and more predictable compensation in future years while maintaining acceptable compensation during the current year. As expected, pharmaceutical price increases returned to historical ranges late in calendar 2004, and our higher-margin generics programs continued to expand faster than the market, both of which generated strong profits in the fourth quarter. Generics revenues in fiscal 2005 were up 34% versus the prior year, and represent a great opportunity in coming years.”

     “Our negotiations with manufacturers to secure predictable compensation are nearing completion. We have either signed, or are well along in our discussions and negotiations with all manufacturers. As a result, more than 80% of our pharmaceutical manufacturer compensation will not be affected by the timing or magnitude of price increases when these new agreements have been signed by mid-year. Our new pharmaceutical manufacturer agreements together with our continuing focus on supply chain efficiencies drove record operating cash flow of $1.5 billion in fiscal 2005. As a result, we ended the year with $1.8 billion in cash.”

     “Market growth and greater shipments by pharmaceutical manufacturers through the wholesale channel continue to drive growth in our Canadian business. McKesson Canada revenues were up 17% for the year, including a positive currency impact of approximately 7%.”

During the fourth quarter, McKesson had a pre-tax LIFO credit of $29.2 million compared to $27.9 million pre-tax LIFO charge in the fourth quarter a year ago. For the full year, due primarily to the lack of pharmaceutical price increases in the second quarter and continued generic conversions, McKesson had a pre-tax LIFO credit of $59.2 million compared to a pre-tax LIFO charge of $27.9 million a year ago.

     “In addition to the excellent performance of our Pharmaceutical Solutions segment, our other two segments continue to gain momentum,” Hammergren continued. “Medical-Surgical Solutions operating profit was up 6% in the quarter on revenue growth of 10%. Growth remained strong among our alternate site customers and we lapped the loss of one large acute care customer in the fourth quarter a year ago.”

     “Provider Technologies revenues were up 12% for the quarter and 8% for the year. Software and software systems revenues in the fourth quarter were up 35% to $79 million, and were up 13% for the year to $246 million, driven primarily by an increase in automation systems revenues and increased implementations of clinical software solutions. Software bookings were up strongly for the quarter and were a record level for the full year, driven by continued demand for clinical solutions.”

     The growth in software revenues helped produce an operating margin of 12.44% for the quarter and 8.20% for the year. Last year, Provider Technologies had an operating margin of 25.63% for the fourth quarter, which included positive adjustments to customer settlement and international contract reserves of $62 million.

     During the fourth quarter, Provider Technologies reached a tentative agreement with the National Health Service of England and Wales (NHS) to amend certain key terms and conditions in their 2002 contract to develop, implement and operate a human resources and payroll system at more than 600 NHS locations. The amendment includes an extension, and revised payment and implementation schedule. We expect the amendment to be signed in the first quarter of Fiscal 2006. However, if the amendment is not signed, is modified or if further delays occur, significant losses may result, which could be material.

Fiscal Year 2006 Outlook

     “Looking back over the past five years since Fiscal 2000, McKesson has delivered industry leading performance while rebuilding our infrastructure, strengthening our balance sheet, enhancing our management team and creating stronger, value-based relationships with our customers and supplier partners,” Hammergren said. “As a result, we are well-positioned for sustained growth driven by both an increase in the absolute level of healthcare demand, and the expectations of healthcare consumers that the quality of healthcare they will receive is the best that can be delivered.”

     “We are also extremely pleased to have announced in January that we reached a settlement in the securities litigation which, following court approval, can easily be funded given our strong balance sheet and cash flow. We now have tremendous financial flexibility to continue to create shareholder value.”

     “For the fiscal year ending March 31, 2006, McKesson expects to earn between $2.25 and $2.40 per fully diluted share. Although new agreements with pharmaceutical manufacturers provide a higher level of predictability for compensation, the historical seasonal pattern of earnings is expected to continue. Once we have lapped new distribution agreements that took effect in Fiscal 2005, Pharmaceutical Solutions revenue growth should be at market revenue growth, adjusted for our mix of business.”

Additional Key Assumptions for Fiscal Year 2006 Outlook

     The Fiscal 2006 outlook is based on the additional key assumptions provided below and is also subject to the Risk Factors provided below in this press release.

•	Warehouse sales are forecast to be flat year-over-year.

•	The guidance range includes a pre-tax gain of approximately $50 million for an anti-trust settlement expected in the first quarter. Last year’s first quarter included a pre-tax gain of $41 million for an anti-trust settlement.

•	The LIFO adjustment in Fiscal 2006 is forecasted to be significantly lower than the LIFO pre-tax credit of $59.2 million in Fiscal 2005.

•	Customer sell margins are forecasted to remain relatively stable.

•	Medical-Surgical Solutions and Provider Technologies revenue growth should be in line with market growth adjusted for our mix of business.

•	The guidance range assumes a tax rate of 32.5%.

•	Interest expense should increase as we fully finance the $1.2 billion shareholder litigation liability around mid-fiscal year. Legal expenses should decline modestly from $43 million in Fiscal 2005, but the net impact of the two factors is expected to increase pre-tax expenses.

•	Cash flow from operations is expected to exceed $1 billion in Fiscal 2006.

•	Capital expenditures and capitalized software should be between $325 and $350 million.

•	The guidance range assumes no share repurchases. McKesson made no share repurchases in Fiscal 2005. Approximately $210 million remains in the company’s current share repurchase authorization.

Fiscal 2005 Corporate Highlights

     The past 12 months included the following major accomplishments by the company:

•	Beginning May 10, 2004, McKesson successfully rolled out all 670 Veterans Affairs sites under its pharmaceutical distribution contract with the Department of Veteran Affairs (VA). The company’s One McKesson selling strategy continues to gain momentum. In a separate review process, McKesson High Volume Solutions was awarded a new $28 million contract by the VA to provide end-to-end automation to its mail order operations.

•	McKesson was awarded pharmaceutical distribution for the AdvancePCS business acquired by its customer, Caremark, and began shipments in the quarter ended September 30, 2004.

•	In early 2005, McKesson increased its ownership of Nadro, S.A., a leading Mexican pharmaceutical distributor, from 22% to approximately 49%. With its market-leading positions in the United States, Canada and Mexico, McKesson is the largest pharmaceutical distributor across North America.

•	McKesson launched disease management programs to service the Medicaid populations in the states of Texas and Pennsylvania. The Centers for Medicare & Medicaid Services awarded McKesson a Chronic Care Improvement Program to provide disease management services to Mississippi Medicare fee-for-service beneficiaries. McKesson was one of nine companies selected for an award made through Section 721 of the Medicare Modernization Act of 2003.

•	McKesson Medical-Surgical introduced a state-of-the-art information/data management system, OPTYXSM, designed to help hospital customers deliver significant supply chain savings through providing broader and more accurate visibility to their medical supply expenditures. Six agreements were signed in Fiscal 2005.

•	McKesson Medical-Surgical acquired Moore Medical April 1, 2004. Moore’s specialized marketing capabilities expand our reach into the higher-growth, higher-margin alternate site sector.

•	Last fall, Duke University Hospital began a rapid rollout of Horizon Expert Orders in its Heart Center. In a little more than six months’ time, the implementation has expanded through a series of go-lives to cover 350 beds in multiple patient units, including medical, surgical, pulmonary and ICU. With more than 300 physicians currently using the system, Duke’s volume is approximately 8,000 orders per day, with a total of more than one million orders entered in the system since last fall.

•	McKesson’s unique solution for medication safety, which integrates software, robotics, cabinets and bedside scanners to reduce medication errors and facilitate hospital compliance with new bar-coding requirements for drugs, continues to gain market momentum. Sales of AcuDose-RxTM unit-based cabinets were up 52% for the year. PakPlus-RxTM packaging sales were up 95 percent for the year. McKesson’s PakPlus-Rx service now packages 135 million bar-coded, unit based doses per year.

•	In the Top 20: 2004 Best in KLAS year-end report, 12 McKesson Provider Technologies products were ranked among the top three for their categories, more than any other company. Two McKesson solutions were named “Best in KLAS” for their No. 1 rankings, while two others were named Specialty Niche Category Leaders. The annual report covered a 13-month period ended in late 2004.

Risk Factors

     Except for historical information contained in this press release, matters discussed may constitute “forward-looking statements”, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These statements may be identified by their use of forward-looking terminology such as “believes”, “expects”, “anticipates”, “may”, “will”, “should”, “seeks”, “approximates”, “intends”, “plans”, “estimates” or the negative of these words or other comparable terminology. The most significant of these risks and uncertainties are described in the company’s Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission and include, but are not limited to: the resolution or outcome of pending shareholder litigation regarding the 1999 restatement of our historical financial statements; the changing U.S. healthcare environment, including the impact of recently approved and potential future mandated benefits; changes in private and governmental reimbursement or in the delivery systems for healthcare products and services; governmental efforts to regulate the pharmaceutical supply chain; changes in pharmaceutical and medical-surgical manufacturers’ pricing, selling, inventory, distribution or supply policies or practices; changes in customer mix; substantial defaults in payment or a material reduction in purchases by large customers; challenges in integrating and implementing the company’s software and software system products, or the slowing or deferral of demand for these products; the company’s ability to successfully identify, consummate and integrate strategic acquisitions; changes in generally accepted accounting principles (GAAP); foreign currency fluctuations; and general economic conditions. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The company assumes no obligation to update or revise any such statements, whether as a result of new information or otherwise.

     A Webcast of the company’s regular conference call to review financial results with the financial community is available through McKesson’s website, www.mckesson.com, live at 5 PM EDT today and on replay afterwards. Shareholders are encouraged to review SEC filings and more information about McKesson, which are located on the company’s website.

About McKesson

     McKesson Corporation (NYSE: MCK) is a Fortune 15 healthcare services and information technology company dedicated to helping its customers deliver high-quality healthcare by reducing costs, streamlining processes and improving the quality and safety of patient care. Over the course of its 172-year history, McKesson has grown by providing pharmaceutical and medical-surgical supply management across the spectrum of care; healthcare information technology for hospitals, physicians, homecare and payors; hospital and retail pharmacy automation; and services for manufacturers and payors designed to improve outcomes for patients. For more information, visit us at www.mckesson.com.

Contact:

McKesson Corporation

     Larry Kurtz, 415-983-8418

     larry.kurtz@mckesson.com

Schedule I

McKESSON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in millions except per share amounts)

	Quarter Ended March 31,			Year Ended March 31,
	FY05	FY04	Chg.	FY05	FY04	Chg.
Revenues	$20,611.8	$17,939.9	15%	$80,514.6	$69,506.1	16%

Cost of sales	19,574.7	17,045.4	15	77,049.9	66,257.9	16

Gross profit	1,037.1	894.5	16	3,464.7	3,248.2	7

Operating expenses	651.8	574.3	13	2,455.2	2,264.8	8
Securities Litigation charge	—	—	—	1,200.0	—	—

	651.8	574.3	13	3,655.2	2,264.8	61

Operating income (loss)	385.3	320.2	20	(190.5)	983.4	—

Interest expense	(27.6)	(30.2)	(9)	(118.0)	(120.2)	(2)
Other income, net	23.0	11.5	100	68.7	48.2	43

Income (loss) before income taxes	380.7	301.5	26	(239.8)	911.4	—

Income taxes (1)	(121.7)	(87.3)	39	83.1	(264.9)	—

Net income (loss)	$259.0	$214.2	21	$(156.7)	$646.5	—

Earnings (loss) per common share
Diluted (2) (3) (4)	$0.85	$0.73	16%	$(0.53)	$2.19	—
Basic	$0.87	$0.74	18%	$(0.53)	$2.23	—

Weighted average shares outstanding
Diluted (2) (4)	305.3	297.4	3%	293.5	298.6	(2)%
Basic	296.1	290.1	2%	293.5	290.0	1%

(1)	The year ended March 31, 2005, includes $390 million estimated income tax benefit for the $1.2 billion Securities Litigation charge.

(2)	For the year ended March 31, 2005, potentially dilutive securities have been excluded from the per share computations due to their antidilutive effect.

(3)	For the quarters ended March 31, 2005 and 2004, and the year ended March 31, 2004, interest expense, net of related income taxes, of $1.6 million, $1.6 million and $6.2 million has been added to net income for purposes of calculating diluted earnings per share.
This adjustment reflects the impact of the Company’s potentially dilutive obligations.

(4)	Diluted earnings per share, excluding the Securities Litigation charge, is as follows:

	Year Ended March 31,
	FY05	FY04	Chg.
Net income (loss) — as reported	$(156.7)	$646.5	—%

Exclude: Securities Litigation charge	(1,200.0)	—	—
Estimated income tax benefit	390.0	—	—

	(810.0)	—	—

Net income, excluding Securities Litigation charge	$653.3	$646.5	1%

Diluted earnings per common share, excluding Securities Litigation charge *	$2.19	$2.19	—%
Shares on which diluted earnings per common share were based	301.4	298.6	1%

*	For the years ended March 31, 2005 and 2004, interest expense, net of related income taxes, of $6.2 million has been added to net income, excluding the Securities Litigation charge, for purposes of calculating diluted earnings per share. This calculation also includes the impact of dilutive securities (stock options, convertible junior subordinated debentures and restricted stock).

Schedule II

McKESSON CORPORATION
CONDENSED CONSOLIDATED INCOME INFORMATION BY BUSINESS SEGMENT
(unaudited)
(in millions)

	Quarter Ended March 31,				Year Ended March 31,
	FY05	FY04	Chg.		FY05	FY04	Chg.
REVENUES
Pharmaceutical Solutions
U.S. Healthcare direct distribution & services	$12,227.4	$10,224.7	20%		$47,006.9	$39,412.1	19%
U.S. Healthcare sales to customers’ warehouses	5,983.4	5,573.0	7		24,100.2	21,622.1	11

Subtotal	18,210.8	15,797.7	15		71,107.1	61,034.2	17
Canada distribution & services	1,296.3	1,145.3	13		5,211.0	4,458.9	17

Total Pharmaceutical Solutions	19,507.1	16,943.0	15		76,318.1	65,493.1	17

Medical-Surgical Solutions	738.1	670.3	10		2,894.7	2,810.5	3

Provider Technologies
Software & software systems	79.1	58.5	35		245.6	218.2	13
Services	250.4	226.7	10		936.2	868.3	8
Hardware	37.1	41.4	(10)		120.0	116.0	3

Total Provider Technologies	366.6	326.6	12		1,301.8	1,202.5	8

Total	$20,611.8	$17,939.9	15		$80,514.6	$69,506.1	16

GROSS PROFIT
Pharmaceutical Solutions	$690.9	$568.9	21		$2,203.3	$2,076.9	6
Medical-Surgical Solutions	170.8	153.4	11		653.6	603.9	8
Provider Technologies	175.4	172.2	2		607.8	567.4	7

Gross profit	$1,037.1	$894.5	16		$3,464.7	$3,248.2	7

OPERATING EXPENSES
Pharmaceutical Solutions	$308.0	$285.0	8		$1,151.5	$1,119.3	3
Medical-Surgical Solutions	141.4	125.4	13		555.8	501.2	11
Provider Technologies	136.7	91.4	50		513.8	450.7	14
Corporate	65.7	72.5	(9)		234.1	193.6	21

Subtotal	651.8	574.3	13		2,455.2	2,264.8	8
Securities Litigation charge	—	—	—		1,200.0	—	—

Operating expenses	$651.8	$574.3	13		$3,655.2	$2,264.8	61

OTHER INCOME, NET
Pharmaceutical Solutions	$7.9	$4.1	93		$24.9	$22.5	11
Medical-Surgical Solutions	1.9	1.4	36		4.3	3.7	16
Provider Technologies	6.9	2.9	138		12.7	11.5	10
Corporate	6.3	3.1	103		26.8	10.5	155

Other income, net	$23.0	$11.5	100		$68.7	$48.2	43

OPERATING PROFIT
Pharmaceutical Solutions	$390.8	$288.0	36		$1,076.7	$980.1	10
Medical-Surgical Solutions	31.3	29.4	6		102.1	106.4	(4)
Provider Technologies	45.6	83.7	(46)		106.7	128.2	(17)

Operating profit	467.7	401.1	17		1,285.5	1,214.7	6
Corporate	(59.4)	(69.4)	(14)		(1,407.3)	(183.1)	669

Income (loss) before interest expense and income taxes	$408.3	$331.7	23		$(121.8)	$1,031.6	—

STATISTICS
Operating profit as a % of revenues
Pharmaceutical Solutions	2.00%	1.70%	30	bp	1.41%	1.50%	(9	)bp
Medical-Surgical Solutions	4.24%	4.39%	(15)		3.53%	3.79%	(26)
Provider Technologies	12.44%	25.63%	(1,319)		8.20%	10.66%	(246)

Return on Stockholders’ Equity (1)	(3.0%)	13.4%	—

(1)	Ratio is computed as the sum of net income (loss) for the last four quarters, divided by the average of stockholders’ equity for the last five quarters.

Schedule III

McKESSON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions)

	March 31,	March 31,
	2005	2004
ASSETS
Current Assets
Cash and cash equivalents	$1,800.0	$708.0
Marketable securities	9.3	9.8
Receivables, net	5,731.5	5,418.8
Inventories	7,495.5	6,735.1
Prepaid expenses and other	296.0	132.5

Total	15,332.3	13,004.2
Property, Plant and Equipment, net	630.5	599.9
Capitalized Software Held for Sale	129.7	129.4
Notes Receivable	162.6	172.2
Goodwill and Other Intangibles	1,541.8	1,490.2
Other Assets	978.1	844.3

Total Assets	$18,775.0	$16,240.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Drafts and accounts payable	$8,734.6	$7,362.1
Deferred revenue	593.1	503.2
Current portion of long-term debt	8.8	274.8
Securities Litigation	1,200.0	—
Other	1,256.1	1,276.2

Total	11,792.6	9,416.3
Postretirement Obligations and Other Noncurrent Liabilities	505.6	448.8
Long-Term Debt	1,201.7	1,209.8
Stockholders’ Equity	5,275.1	5,165.3

Total Liabilities and Stockholders’ Equity	$18,775.0	$16,240.2

Schedule IV

McKESSON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in millions)

	Year Ended March 31,
	FY05	FY04
OPERATING ACTIVITIES
Net income (loss)	$(156.7)	$646.5
Adjustments to reconcile to net cash provided by (used in) operating activities:
Depreciation	111.5	104.8
Amortization	139.4	127.3
Provision for bad debts	15.6	54.4
Securities Litigation charge, net of deferred tax benefit	810.0	—
Notes receivable reserve	(5.6)	21.0
Customer settlement reserve reversal	(4.0)	(66.4)
Deferred taxes on income	61.2	69.5
Other non-cash items	(0.8)	17.8

Total	970.6	974.9

Effects of Changes In:
Receivables	(316.3)	(716.7)
Inventories	(720.0)	(681.3)
Drafts and accounts payable	1,312.2	834.5
Deferred revenue	88.4	80.7
Taxes	113.2	61.6
Proceeds from sale of notes receivable	50.7	45.4
Other	39.6	(3.9)

Total	567.8	(379.7)

Net cash provided by operating activities	1,538.4	595.2

INVESTING ACTIVITIES
Property acquisitions	(139.9)	(115.0)
Capitalized software expenditures	(137.7)	(172.0)
Acquisitions of businesses, less cash and cash equivalents acquired	(108.9)	(49.4)
Other	31.2	36.7

Net cash used in investing activities	(355.3)	(299.7)

FINANCING ACTIVITIES
Repayment of debt	(268.3)	(17.5)
Capital stock transactions:
Issuances	223.3	92.6
Share repurchases	—	(156.8)
ESOP notes and guarantees	16.4	9.2
Dividends paid	(70.6)	(69.8)
Other	8.1	32.8

Net cash used in financing activities	(91.1)	(109.5)

Net increase in cash and cash equivalents	1,092.0	186.0
Cash and cash equivalents at beginning of period	708.0	522.0

Cash and cash equivalents at end of period	$1,800.0	$708.0